Exhibit 10.99

AMENDMENT TO AGREEMENT

Gap Inc. (“Company”) and Sabrina Simmons (referred to in the second person) hereby amend the letter agreement dated February 4, 2008, replacing the section entitled “Termination/Severance” with the following provision:

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2015, the Company will provide you the following after your “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

The payments in (1) and (3) above are taxable income to you and are subject to tax withholding. If the aggregate amount that would be payable to you under paragraphs (1) and (3) above through the date which is six months after your Separation from Service exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code. Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code).

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes

Sabrina Simmons

involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

EXECUTIVE

/s/ Sabrina Simmons		1/5/2012
Sabrina Simmons		Date

THE GAP, INC.

/s/ Glenn Murphy		11/4/2011
By:	Glenn Murphy	Date
Chairman and CEO